EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

For: MAF Bancorp, Inc.                   Contacts:    Jerry A. Weberling, Chief
     55th Street & Holmes Avenue                        Financial Officer
     Clarendon Hills, IL 60514                        Michael J. Janssen, Senior
                                                        Vice President
     www.mafbancorp.com                               (630) 325-7300



      MAF BANCORP REPORTS SECOND QUARTER EARNINGS OF $.82 PER DILUTED SHARE

Clarendon Hills, Illinois, July 23, 2003 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the second quarter ended June 30, 2003 totaled $.82 per diluted share, up 18.8% from the $.69 per diluted share reported for the second quarter of 2002.

The second quarter earnings per share improvement compared to last year resulted primarily from higher net interest income, substantially higher gains from the sale of loans and an increase in income from real estate development operations. These increases were partially offset by higher amortization expense of mortgage servicing rights along with a related impairment reserve, and higher non-interest expenses. Weather-related delays caused a postponement in the closings of 67 lots, in the Company's real estate development operation, which also impacted the current quarter's results. These lot sales are expected to generate pre-tax income of $2.0 million when they close.

                            SECOND QUARTER HIGHLIGHTS

     o    Diluted EPS of $.82, up 18.8% from last year's second quarter;
     o    Net income of $19.5 million, up 19.2% from a year ago;
     o    Return on average equity of 14.97% for the quarter;
     o    Return on average assets of 1.31% for the current period;
     o    Strong loan origination volume of $1.4 billion, a quarterly record;
     o    Loan sale volume of $401 million, generating gains of $8.3 million;
     o    Opening of two new branch offices;
     o Agreement to acquire St. Francis Capital Corporation, a Milwaukee, WI-based banking organization with assets of $2.3 billion;

                   NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income for the current quarter totaled $40.6 million compared to $38.1 million for last year's second quarter, an increase of 6.4%. The net interest margin was 2.89% in the current period, five basis points lower than the 2.94% reported for the quarter ended March 31, 2003, and comparable with last year's second quarter net interest margin of 2.88%. The slight compression in the margin during the past three months was principally due to a drop in average funding costs resulting from the lower interest rate environment, which nearly matched the decline in the Company's average yield on interest-earning assets.

The average yield on interest-earning assets fell to 5.27% for the quarter ended June 30, 2003 compared to 5.53% reported for the quarter ended March 31, 2003. Low mortgage interest rates continued to stimulate loan refinancing activity, with the Company's yield on loans receivable declining to 5.67%, compared to 5.95% three months ago. Lower returns on mortgage-backed securities, a function of the general interest rate environment, also contributed to lower overall asset yields.

The average cost of interest-bearing liabilities declined by 24 basis points to 2.64% in the current quarter, compared to 2.88% for the quarter ended March 31, 2003. The decline in the cost of interest-bearing liabilities during the past three months was largely the result of continued lower deposit liability costs. The cost of deposits declined to 1.66% for the quarter compared to 1.95% in the first quarter of 2003. The cost of deposits declined as a result of both an increase in the amount of lower-cost core deposits as a percentage of total deposits, as well as a reduction in the average rate offered on both passbook and money market accounts. Additionally, maturing certificates were renewed at lower rates due to the general decline in interest rates.

Average interest-earning assets remained relatively unchanged during the past three months, totaling $5.61 billion for the current quarter, compared to $5.59 billion reported for the quarter ended March 31, 2003. Average loans receivable balances increased by $28.8 million during the quarter while the aggregate average balances of mortgage-backed and investment securities decreased by $49.8 million. Average liquid investments, represented by interest-bearing deposits and federal funds sold, increased by $47.9 million during the past three months.

                               LENDING PRODUCTION

Loan origination volume totaled a record $1.39 billion in the current quarter, more than 91% ahead of the $726.2 million reported for the quarter ended June 30, 2002 and 32% ahead of the $1.06 billion in loan volume reported for the quarter ended March 31, 2003. Historically low mortgage interest rates continued to generate large refinancing volumes and long-term fixed-rate loans remained attractive to consumers. Loan sale activity in the quarter was strong, as the Company generally sells fixed-rate loans into the secondary market. The Company continued to have success in marketing its home equity loan products, with balances increasing to $491 million at June 30, 2003 compared to $447 million at March 31, 2003 and $360 million at June 30, 2002.

                               NON-INTEREST INCOME

Non-interest income increased to $17.0 million in the current quarter, compared to $11.6 million reported for the quarter ended June 30, 2002. Substantially higher gains on sales of loans, along with higher income from real estate development operations, were partially offset by higher amortization expense and impairment of mortgage servicing rights. Higher deposit account service fees also contributed to the overall improvement.

LOAN SALES AND LOAN SERVICING. Although the heavy loan refinancing activity in the current quarter reduced asset yields, it also contributed to a large increase in loan sales with corresponding strong loan sale profits. Loan sale volume in the current quarter increased to $401.4 million compared to $212.1 million in last year's second quarter and $477.6 million for the quarter ended March 31, 2003. With this increased sales volume, along with higher margins, gains on sales of mortgage loans more than tripled compared to the quarter ended June 30, 2002, totaling $8.3 million in the current quarter compared to $2.7 million a year ago.

Higher than expected prepayment rates in the Bank's loans serviced for others portfolio due to strong loan refinancings reduced the value of mortgage servicing rights as of June 30, 2003, resulting in the establishment of an additional $940,000 impairment reserve on existing mortgage servicing rights. In addition to this charge, heavy loan prepayments led to increased amortization of mortgage servicing rights resulting in $2.0 million of loan servicing fee expense, net of servicing fees, compared to $137,000 of net revenue last year.

DEPOSIT ACCOUNT SERVICE FEES. Deposit account service fees totaled $6.0 million for the current quarter, up 7.8% from the $5.5 million reported in the second quarter of 2002. While the rate of growth in service fee income has slowed recently, this revenue source continues to be a strong contributor to overall non-interest income. Checking accounts totaled 161,300 at June 30, 2003, 8.9% higher than a year ago.

REAL ESTATE DEVELOPMENT OPERATIONS. The Company's real estate development operations contributed $1.7 million to non-interest income in the current quarter compared to $160,000 in last year's second quarter. The real estate income for the current quarter resulted primarily from the closings of 16 lots in the TallGrass of Naperville subdivision, generating income of $1.3 million. A total of 32 lots remain from the original 952 lots available in this development. There were also 15 lot closings in the 326-lot Shenandoah subdivision in Plainfield, IL during the quarter, generating income of $414,000. The Company had expected to close an additional 67 lots in this development during the quarter but due to construction delays caused by bad weather, these transactions are now expected to close in the third quarter of 2003. In last year's second quarter, a delay in the closings of 36 real estate lot sales also impacted that quarter's results. At June 30, 2003, 68 lots and 4 lots were under contract in the Shenandoah and TallGrass developments, respectively.

                              NON-INTEREST EXPENSE

The ratio of total non-interest expense to average assets was 1.79% for the current quarter, compared to 1.72% in the second quarter of 2002 and 1.80% for the quarter ended March 31, 2003. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 46.7% for the current quarter, compared to 49.4% in last year's second quarter and 46.5% for the quarter ended March 31, 2003.

Non-interest expense totaled $26.7 million in the current quarter, compared to $24.3 million reported for the quarter ended June 30, 2002. Compensation and benefits expense totaled $15.7 million in the current quarter, compared to $14.7 million a year ago. This increase was primarily due to normal salary increases, higher payroll taxes and medical costs, and increased staffing related to new branches and higher loan volumes. Occupancy expenses increased by $652,000 in the current quarter compared to the comparable period a year ago, primarily due to higher depreciation and rent expenses and general maintenance costs, increases that are largely attributable to the addition of four new branch offices compared to a year ago. Advertising expense increased by $415,000 compared to last year's second quarter due to increased radio advertising and market research expenses. Other non-interest expense increased by $362,000 in the current quarter compared to last year's second quarter. The largest components of this increase were higher postage, telephone and loan-related expenses.

Income tax expense totaled $11.3 million in the current quarter, an effective income tax rate of 36.5%, compared to $9.1 million or an effective tax rate of 35.6% for the quarter ended June 30, 2002.

                                  ASSET QUALITY

Non-performing assets decreased during the past three months to $32.8 million, or .55% of total assets, compared to $36.9 million or .62% of total assets at March 31, 2003. The decrease in non-performing assets over the past three months is primarily due to a decline in one-to four-family non-performing loans. Non-performing loans as a percentage of total loans was .49% at June 30, 2003 compared to .57% at June 30, 2002. A total of $9.1 million in investment securities were included in non-performing assets at June 30, 2003.

The Company recorded $92,000 of net charge-offs of loans during the quarter and did not record a provision for loan losses. In last year's second quarter, the Company recorded net charge-offs totaling $179,000 and also had no provision for loan losses. The Bank's allowance for loan losses was $19.4 million at June 30, 2003, equal to 86% of total non-performing loans and .42% of total loans receivable. A year ago, the allowance for loan losses was at the same level and was equal to 78% of total non-performing loans and .44% of total loans receivable. At June 30, 2003, 87% of the Company's loan portfolio consisted of loans secured by one-to-four family residential properties, including 11% relating to home equity loans and equity lines of credit. A total of 93% of non-performing loans consisted of loans secured by one-to four-family residential properties.

                             BALANCE SHEET & CAPITAL

Total assets at June 30, 2003, were $5.97 billion, approximately $14 million lower than the level reported at March 31, 2003. Loan balances, which totaled $4.61 billion at June 30, 2003, were $219 million higher than the $4.40 billion balance three months ago. Loan balance increases were funded by existing liquidity, resulting in a $234 million decrease in cash and cash equivalent balances. Total deposits increased to $3.84 billion, $22 million higher than the $3.81 billion reported at March 31, 2003. The Bank continues to be successful in its efforts to grow its core deposits. At June 30, 2003, core deposits, comprised of checking, savings and money market accounts, accounted for 59.0% of total deposits, up from 57.5% at March 31, 2003.

Borrowed funds totaled $1.47 billion at June 30, 2003, down modestly from $1.50 billion reported three months earlier as loan growth was funded with available cash balances. Stockholders' equity totaled $525.8 million at June 30, 2003, $8.8 million higher than the $517.0 million reported at March 31, 2003. The book value per share at June 30, 2003 was $22.66, up from $22.18 reported three months ago. The Bank's tangible, core and risk-based capital percentages of 6.96%, 6.96% and 11.73%, respectively, at June 30, 2003 exceeded all minimum regulatory capital requirements.

The Company previously announced that it was expanding its share repurchase plan to cover a total of 1.6 million shares. During the current quarter, 150,000 shares of common stock were repurchased at an average cost of $36.19 per share.

                 RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2003

Diluted earnings per share expanded by 17.3% in the current six-month period compared to last year, totaling $1.63 compared to $1.39 last year. For the six months ended June 30, 2003, net income totaled $38.8 million compared to $33.0 million in last year's comparable period, an increase of 17.6%. Net interest income improved by $7.5 million year-over-year, or approximately 10.1%, principally due to the expansion of the net interest margin to 2.91% compared to 2.80% for the first six months of 2002. Return on equity for the six months ended June 30, 2003 was 15.03% compared to 14.66% for the six months ended June 30, 2002.

Overall non-interest income improved by 30.6% in the current six-month period compared to last year, totaling $33.0 million. Gains on sales of loans totaled $15.8 million in the current six-month period, $10.8 million ahead of the results from the six months ended June 30, 2002. The current six-month period also included gains on sales of mortgage-backed securities of $5.4 million that were recorded during the first quarter of this year and writedowns on investment securities totaling $8.1 million, which were also recorded during the quarter ended March 31, 2003. Deposit account service fees totaled $11.4 million for the six months ended June 30, 2003, 10.1% ahead of the results from last year's comparable period. Income from real estate development operations also advanced by 8.7%, totaling $3.3 million for the six months ended June 30, 2003.

Non-interest expense totaled $53.4 million in the current six-month period, up 11.6% from the $47.9 million reported for the six months ended June 30, 2002. Compensation expense totaled $31.3 million in the current period compared to $28.9 million last year. The balance of the increase in non-interest expenses totaled $3.2 million and was due generally to increased costs associated with higher loan volume as well as market expansion.


                                OUTLOOK FOR 2003

The Company is reiterating its previous outlook for calendar 2003, and currently expects earnings to be in the range of $3.30-$3.35 per diluted share.

The Company's projections for 2003 assume modest balance sheet growth over 2002, and a relatively unchanged yield curve from the current level. The Company currently expects loan origination activity to remain steady in the second half of 2003 as strong loan refinancing activity is expected to continue through the third quarter. Loan sale volume for 2003 is expected to be 15-20% ahead of 2002 levels. Assuming the economy remains sluggish and the Federal Reserve does not begin tightening monetary policy until sometime in 2004, management expects some net interest margin compression for the remainder of 2003, with the net interest margin for the full year 2003 estimated to be in a range of 2.82%-2.90%. The Company expects to report continued growth in fee income in 2003 and is currently projecting income from real estate development operations in the range of $12-$13 million for 2003, based on an expectation that the results for the second half of 2003 will substantially exceed the $3.3 million in real estate income reported in the first half. The projections also assume continued strong housing and mortgage activity in the Bank's markets and no significant deterioration in credit quality.

                               RECENT DEVELOPMENTS

On May 21, 2003, the Company announced it had reached an agreement to acquire St. Francis Capital Corporation in an all-stock transaction valued at approximately $264 million on the date of announcement. As previously disclosed, the Company expects this transaction to close in the fourth quarter of 2003. At March 31, 2003, St. Francis had assets of $2.3 billion, deposits of $1.4 billion and 22 branch offices in the Milwaukee area.

On July 22, 2003, the Company announced that it had completed its acquisition of Fidelity Bancorp in a transaction previously announced in December 2002. At March 31, 2003, Fidelity had assets of $723 million and deposits of $458 million. The acquisition added five new offices to the Bank's branch network, three in the city of Chicago and two in the suburban markets of Schaumburg and Franklin Park.

The Bank also opened two new branch offices in the Chicago area during the quarter, both in the suburban Plainfield area, one at 13470 S. Route 59 and the other at 2402 Route 59. In July, a new office was also opened at 5033 W. Dempster in Skokie, IL. The Bank expects to open another office later this week, at 9000 N. Milwaukee Avenue in Niles, IL.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 43 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.


                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, higher than expected costs or unanticipated difficulties associated with the integration of Fidelity Bancorp into MAF, difficulties or delays in completing the acquisition of St. Francis, higher than expected costs related to the St. Francis transaction, unanticipated changes in interest rates or flattening of the yield curve, deteriorating economic conditions which could result in increased delinquencies in MAF's or St. Francis' loan portfolio, changes in purchase accounting adjustments and/or amortization periods relating to the St. Francis acquisition, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of MAF's or St. Francis' loan or investment portfolios, or further deterioration in the value of investment securities, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in MAF's and St. Francis' market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

   NOTE: The following notice is included to meet certain legal requirements.
   --------------------------------------------------------------------------

MAF will be filing a registration statement containing a joint proxy statement/prospectus and other documents regarding its proposed acquisition of St. Francis with the Securities and Exchange Commission. MAF and St. Francis shareholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about MAF and St. Francis, and the proposed transaction. When available, copies of this joint proxy statement/prospectus will be mailed to MAF and St. Francis shareholders, and it and other documents filed by MAF or St. Francis with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to MAF at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514 or St. Francis at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203.

MAF and St. Francis and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of MAF and St. Francis in favor of the proposed merger. Information regarding such persons can be found in MAF's and St. Francis' respective proxy statements, annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Additional information regarding the interests of such persons will also be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                                      THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                            JUNE 30,                 JUNE 30,
                                                                       2003         2002         2003       2002
                                                                       ----         ----         ----       ----
                                                                           (UNAUDITED)              (UNAUDITED)
Interest income                                                       $73,925       81,882      $150,951    163,438
Interest expense                                                       33,362       43,745        69,333     89,337
                                                                      -------      -------      --------   --------
   Net interest income                                                 40,563       38,137        81,618     74,101
Provision for loan losses                                                   -            -             -          -
                                                                      -------      -------      --------   --------
   Net interest income after provision for loan losses                 40,563       38,137        81,618     74,101
Non-interest income:
   Gain (loss) on sale and writedown of:
     Loans receivable held for sale                                     8,254        2,662        15,802      5,002
     Mortgage-backed securities                                             -           39         5,352         39
     Investment securities                                                285          517        (5,427)       982
     Foreclosed real estate                                               302          124           233        151
   Income from real estate operations                                   1,687          160         3,322      3,057
   Deposit account service charges                                      5,960        5,527        11,399     10,351
   Loan servicing fee income (expense)                                 (2,040)         137        (3,416)        97
   Impairment of mortgage servicing rights                               (940)        (490)         (940)      (490)
   Brokerage commissions                                                  648          642         1,379      1,245
   Other                                                                2,817        2,276         5,284      4,834
                                                                      -------      -------      --------   --------
     Total non-interest income                                         16,973       11,594        32,988     25,268
Non-interest expense:
   Compensation and benefits                                           15,654       14,719        31,292     28,945
   Office occupancy and equipment                                       3,453        2,801         6,984      5,668
   Advertising and promotion                                            1,777        1,362         3,098      2,549
   Data processing                                                        992          847         1,965      1,846
   Federal deposit insurance premiums                                     161          173           322        347
   Other                                                                4,337        3,975         9,009      7,679
   Amortization of core deposit intangibles                               370          409           749        833
                                                                      -------      -------      --------   --------
   Total non-interest expense                                          26,744       24,286        53,419     47,867
                                                                      -------      -------      --------   --------
     Income before income taxes                                        30,792       25,445        61,187     51,502
Income taxes                                                           11,253        9,059        22,360     18,474
                                                                      -------      -------      --------   --------
     Net income                                                       $19,539       16,386        38,827     33,028
                                                                      =======      =======      ========   ========

Basic earnings per share                                              $   .84          .71          1.67       1.43
                                                                      =======      =======      ========   ========
Diluted earnings per share                                                .82          .69          1.63       1.39
                                                                      =======      =======      ========   ========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                         JUNE 30,        DECEMBER 31,
                                                                                           2003              2002
                                                                                           ----              ----
ASSETS
------
Cash and due from banks                                                                $   98,469        $  134,265
Interest-bearing deposits                                                                  87,372            28,210
Federal funds sold                                                                         73,616           100,205
                                                                                       ----------        ----------
    Total cash and cash equivalents                                                       259,457           262,680

Investment securities available for sale, at fair value                                   267,811           308,235
Stock in Federal Home Loan Bank of Chicago, at cost                                       207,491           169,708
Mortgage-backed securities available for sale, at fair value                              315,393           365,638
Loans receivable held for sale                                                             92,830           167,780
Loans receivable, net of allowance for losses of $19,379 and $19,483                    4,521,927         4,363,152
Accrued interest receivable                                                                22,794            27,513
Foreclosed real estate                                                                      1,345             2,366
Real estate held for development or sale                                                   23,280            14,938
Premises and equipment, net                                                                78,393            72,492
Other assets                                                                               64,871            67,753
Goodwill                                                                                   95,375            94,796
Intangibles                                                                                20,328            20,130
                                                                                       ----------        ----------
                                                                                       $5,971,295        $5,937,181
                                                                                       ==========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Liabilities:
   Deposits                                                                             3,836,466         3,751,237
   Borrowed funds                                                                       1,471,000         1,556,500
   Advances by borrowers for taxes and insurance                                           37,331            37,700
   Accrued expenses and other liabilities                                                 100,662            90,286
                                                                                       ----------        ----------
     Total liabilities                                                                  5,445,459         5,435,723
                                                                                       ----------        ----------
Stockholders' equity:
   Preferred stock, $.01 par value; authorized
      5,000,000 shares; none outstanding                                                        -                 -
   Common stock, $.01 par value;
      80,000,000 shares authorized; 25,420,650 shares issued;
      23,201,179 and 22,252,815 shares outstanding                                            254               254
   Additional paid-in capital                                                             205,169           204,710
   Retained earnings, substantially restricted                                            372,983           342,790
   Accumulated other comprehensive income, net of tax                                       1,807             4,819
   Stock in Gain Deferral Plan; 238,683 and 236,401 shares                                    929               851
   Treasury stock, at cost; 2,219,471 and 2,167,835 shares                                (55,306)          (51,966)
                                                                                       ----------        ----------
       Total stockholders' equity                                                         525,836           501,458
                                                                                       ----------        ----------
                                                                                       $5,971,295        $5,937,181
                                                                                       ==========        ==========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)

                                                    JUNE 30,              DECEMBER 31,              JUNE 30,
                                                      2003                    2002                    2002
                                                      ----                    ----                    ----
Book value per share                              $     22.66             $     21.57             $     20.13
Stockholders' equity to total assets                     8.81%                   8.45%                   8.10%
Tangible capital ratio (Bank only)                       6.96                    6.78                    6.55
Core capital ratio (Bank only)                           6.96                    6.78                    6.55
Risk-based capital ratio (Bank only)                    11.73                   11.85                   11.95
Common shares outstanding:
    Actual                                         23,201,179              23,252,815              23,223,726
    Basic (weighted average)                       23,274,342              23,249,619              23,154,581
    Diluted (weighted average)                     23,857,888              23,768,963              23,846,132

Non-performing loans                              $    22,391             $    25,394             $    24,990
Non-performing assets                                  32,802                  27,760                  25,799
Allowance for loan losses                              19,379                  19,483                  19,375
Non-performing loans to total loans                       .49%                    .58%                    .57%
Non-performing assets to total assets                     .55                     .47                     .45
Allowance for loan losses to total loans                  .42                     .44                     .44
Mortgage loans serviced for others                $ 2,237,178             $ 2,021,512             $ 1,764,209
Capitalized mortgage servicing rights, net             13,820                  12,960                  13,420
Core deposit intangibles                                6,506                   7,170                   7,987


                                                       THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                            JUNE 30,                           JUNE 30,
                                                      2003             2002               2003           2002
                                                      ----             ----               ----           ----
Average balance data:
    Total assets                                   $ 5,966,598     $ 5,637,749        $ 5,946,390    $ 5,612,330
    Loans receivable                                 4,533,706       4,319,198          4,519,388      4,336,207
    Interest-earning assets                          5,613,261       5,304,994          5,599,867      5,286,904
    Deposits                                         3,586,104       3,425,212          3,560,172      3,388,914
    Interest-bearing liabilities                     5,066,824       4,819,228          5,062,385      4,806,012
    Stockholders' equity                               522,170         458,383            516,654        450,503
Performance ratios (annualized):
    Return on average assets                              1.31%           1.16%              1.31%          1.18%
    Return on average equity                             14.97           14.30              15.03          14.66
    Average yield on interest-earning assets              5.27            6.18               5.40           6.19
    Average cost of interest-bearing liabilities          2.64            3.64               2.76           3.75
    Interest rate spread                                  2.63            2.54               2.64           2.44
    Net interest margin                                   2.89            2.88               2.91           2.80
    Average interest-earning assets to average
      interest-bearing liabilities                      110.78%         110.08%            110.62         110.01%
    Non-interest expense to average assets                1.79            1.72               1.80           1.71
    Non-interest expense to average assets
      and loans serviced for others                       1.31            1.33               1.32           1.33
    Efficiency ratio (1)                                 46.71           49.39              46.58          48.67
Loan originations                                  $ 1,392,319     $   726,176        $ 2,448,220    $ 1,404,217
Loans sold                                             401,358         212,083            878,976        576,604
Cash dividends declared per share                          .18             .15                .36            .30

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.